EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 33-46836 and 333-64799 on Form S-8 of Warwick Valley Telephone Company of our report relating to the financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, dated March 13, 2006, (which report expresses on unqualified opinion and includes an explanatory paragraph regarding affiliate revenues) appearing in this Annual Report on Form 10-K of Warwick Valley Telephone Company for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
New York, New York
March 24, 2006

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